EXHIBIT 4.6

Certificate Number P-	_________ Trust Preferred Securities ________ Aggregate Liquidation Amount

CUSIP NO.

_______________

Certificate Evidencing Trust Preferred Securities

of

Temecula Valley Statutory Trust VI

Fixed Rate Trust Preferred Securities

(liquidation amount $10 per Preferred Security)

Temecula Valley Statutory Trust VI, a statutory trust created under the laws of the State of Delaware (the “Trust”), hereby certifies that ___________________ (the “Holder”) is the registered owner of ___________ Trust Preferred Securities or such other number of Trust Preferred Securities represented hereby as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Trust Agreement (as defined below), of the Trust representing an undivided preferred beneficial interest in the assets of the Trust and designated the Temecula Valley Statutory Trust VI Fixed Rate Trust Preferred Securities (liquidation amount $10 per Preferred Security) (the “Trust Preferred Securities”). The Trust Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.7 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Trust Preferred Securities are set forth in, and this certificate and the Trust Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust, dated as of ___________ __, 2007, as the same may be amended from time to time (the “Trust Agreement”), among Temecula Valley Bancorp Inc., a California corporation, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, the Administrative Trustees named therein and the Holders, from time to time, of Trust Securities. The Holder is entitled to the benefits of the Guarantee Agreement entered into by Temecula Valley Bancorp Inc. and Wilmington Trust Company, as Guarantee Trustee, dated as of ___________ __, 2007, as the same may be amended from time to time (the “Guarantee Agreement”), to the extent provided therein. The Trust will furnish a copy of each of the Trust Agreement and the Guarantee Agreement to the Holder without charge upon written request to the Property Trustee at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

This Trust Preferred Securities Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

All capitalized terms used but not defined in this Trust Preferred Securities Certificate are used with the meanings specified in the Trust Agreement, including the Schedules and Exhibits thereto.

In Witness Whereof, one of the Administrative Trustees of the Trust has executed on behalf of the Trust this certificate this __ day of __________, ____.

Temecula Valley Statutory Trust VI

By:
Name:
Administrative Trustee

This represents Trust Preferred Securities referred to in the within-mentioned Trust Agreement.

Dated:	Wilmington Trust Company, not in its individual capacity, but solely as Property Trustee By: ____________________________ Authorized officer

[FORM OF REVERSE OF SECURITY]

The Trust promises to pay Distributions from December 30, 2007, or from the most recent Distribution Date to which Distributions have been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 30th, June 30th, September 30th and December 30th of each year, commencing on June 30, 2008, at a fixed rate per annum of ___%, together with any Increased Interest Amounts, in respect to such period.

Distributions on the Trust Securities shall be made by the Paying Agent from the Payment Account and shall be payable on each Distribution Date only to the extent that the Trust has funds then on hand and available in the Payment Account for the payment of such Distributions.

In the event (and to the extent) that the Depositor exercises its right under the Indenture to defer the payment of interest on the Notes, Distributions on the Trust Preferred Securities shall be deferred.

Under the Indenture, so long as no Note Event of Default pursuant to paragraphs (c), (e), (f), (g) or (h) of Section 5.1 of the Indenture has occurred and is continuing, the Depositor shall have the right, at any time and from time to time during the term of the Notes, to defer the payment of interest on the Notes for a period of up to twenty (20) consecutive quarterly interest payment periods (each such extended interest payment period, an “Extension Period”), during which Extension Period no interest shall be due and payable (except any Additional Tax Sums that may be due and payable). No interest on the Notes shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear Increased Interest (to the extent payment of such interest would be legally enforceable) from the dates on which amounts would have otherwise been due and payable until paid or until funds for the payment thereof have been made available for payment. If Distributions are deferred, the deferred Distributions (including Increased Interest Amounts) shall be paid on the date that the related Extension Period terminates to Holders (as defined in the Trust Agreement) of the Trust Securities as they appear on the books and records of the Trust on the record date immediately preceding such termination date.

Distributions on the Securities must be paid on the dates payable (after giving effect to any Extension Period) to the extent that the Trust has funds available for the payment of such Distributions in the Payment Account of the Trust. The Trust’s funds available for Distribution to the Holders of the Trust Preferred Securities will be limited to payments received from the Depositor. The payment of Distributions out of moneys held by the Trust is guaranteed by the Depositor pursuant to the Guarantee Agreement.

During any such Extension Period, the Depositor shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Depositor’s Equity Interests, (ii) vote in favor of or permit or otherwise allow any of its Subsidiaries (as defined in the Indenture) to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to or otherwise retire, any of such Subsidiary’s Equity Interests entitling the holders thereof to a stated rate of return other than dividends or distributions on Equity Interests issued by any Subsidiary solely payable to the Company or any Subsidiary thereof (for the avoidance of doubt, whether such Equity Interests are perpetual or otherwise), or (iii) make any payment of principal of or any interest or premium on or repay, repurchase or redeem any debt securities of the Depositor that rank pari passu in all respects with or junior in interest to the Notes (other than (a) repurchases, redemptions or other acquisitions of Equity Interests of the Depositor in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder stock purchase or similar plan with respect to any Equity Interests or (3) the issuance of Equity Interests of the Depositor (or securities convertible into or exercisable for such Equity Interests) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Depositor’s Equity Interests (or any Equity Interests of a Subsidiary of the Depositor) for any class or series of the Depositor’s Equity Interests or of any class or series of the Depositor’s indebtedness for any class or series of the Depositor’s Equity Interests, (c) the purchase of fractional interests in Equity Interests of the Depositor pursuant to the conversion or exchange provisions of such Equity Interests or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights Plan (as defined in the Indenture), the issuance of rights, Equity Interests or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto or (e) any dividend in the form of Equity Interests, warrants, options or other rights where the dividend Equity Interests or the Equity Interests issuable upon exercise of such warrants, options or other rights are the same Equity Interests as those on which the dividend is being paid or rank pari passu with or junior to such Equity Interests).

On each Note Redemption Date, on the stated maturity (or any date of principal repayment upon early maturity) of the Notes and on each other date on (or in respect of) which any principal on the Notes is repaid, the Trust will be required to redeem a Like Amount of Trust Securities at the Redemption Price. Under the Indenture, the Notes may be redeemed by the Depositor on any Interest Payment Date, at the Depositor’s option, on or after _________ __, 20__ in whole or in part from time to time at a redemption price equal to one hundred percent (100%) of the principal amount thereof or the redeemed portion thereof, as applicable, together, in the case of any such redemption, with accrued interest, including any Increased Interest, to but excluding the date fixed for redemption; provided, that the Depositor shall have received the prior approval of the Federal Reserve if then required. The Notes may also be redeemed by the Depositor, at its option, at any time, in whole but not in part, upon the occurrence of a Capital Disqualification Event, an Investment Company Event or a Tax Event at the Special Event Redemption Price; provided, that the Depositor shall have received the prior approval of the Federal Reserve if then required.

The Trust Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption or payment at maturity of Notes. Redemptions of the Trust Securities (or portion thereof) shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds then on hand and available in the Payment Account for the payment of such Redemption Price.

Payments of Distributions (including any Increased Interest Amounts), the Redemption Price, Liquidation Amount or any other amounts in respect of the Trust Preferred Securities shall be made by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing at least ten (10) Business Days prior to the date for payment by the Person entitled thereto unless proper written transfer instructions have not been received by the relevant record date, in which case such payments shall be made by check mailed to the address of such Person as such address shall appear in the Security Register. If any Trust Preferred Securities are held by a Depositary, such Distributions shall be made to the Depositary in immediately available funds.

The indebtedness evidenced by the Notes is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined in the Indenture), and this Security is issued subject to the provisions of the Indenture with respect thereto.

ASSIGNMENT

For Value Received, the undersigned assigns and transfers this Trust Preferred Securities Certificate to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Trust Preferred Securities Certificate on the books of the Trust. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Trust Preferred Securities Certificate)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.